                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 11)1

                               SL INDUSTRIES, INC.
                               -------------------
                                (Name of Issuer)

                          COMMON STOCK, $.20 PAR VALUE
                          ----------------------------
                         (Title of Class of Securities)

                                    784413106
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 28, 2003
                                  -------------
             (Date of Event Which Requires Filing of This Statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            Note.  Schedules  filed  in  paper  format  shall  include  a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 15 Pages)

--------
1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

--------------------                                       ---------------------
CUSIP No. 784413106                   13D                    Page 2 of 15 pages
--------------------                                       ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  STEEL PARTNERS II, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    836,450
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                836,450
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     836,450
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     14.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                       ---------------------
CUSIP No. 784413106                   13D                    Page 3 of 15 pages
--------------------                                       ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  WARREN G. LICHTENSTEIN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO, PF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    846,750
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                846,750
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     846,750
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     14.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                       ---------------------
CUSIP No. 784413106                   13D                    Page 4 of 15 pages
--------------------                                       ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    217,350
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                217,350
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     217,350
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                       ---------------------
CUSIP No. 784413106                   13D                    Page 5 of 15 pages
--------------------                                       ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    217,350
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                217,350
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     217,350
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                       ---------------------
CUSIP No. 784413106                   13D                    Page 6 of 15 pages
--------------------                                       ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    217,350
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                217,350
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     217,350
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                       ---------------------
CUSIP No. 784413106                   13D                    Page 7 of 15 pages
--------------------                                       ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    243,473
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                243,473
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     243,473
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                       ---------------------
CUSIP No. 784413106                   13D                    Page 8 of 15 pages
--------------------                                       ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  GLEN KASSAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    - 0 -
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                - 0 -
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     - 0 -
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                       ---------------------
CUSIP No. 784413106                   13D                    Page 9 of 15 pages
--------------------                                       ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  JAMES R. HENDERSON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    20,824
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                20,824
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     20,824
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                       ---------------------
CUSIP No. 784413106                   13D                    Page 10 of 15 pages
--------------------                                       ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  STEVEN WOLOSKY
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    22,338
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                22,338
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     22,338
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                       ---------------------
CUSIP No. 784413106                   13D                    Page 11 of 15 pages
--------------------                                       ---------------------

            The following  constitutes  Amendment No. 11 ("Amendment No. 11") to the  Schedule 13D filed by the  undersigned.  This  Amendment  No. 11 amends the
Schedule 13D as specifically set forth.

     Item 2 is hereby amended to add the following:

            The Reporting  Persons have determined  that Mark Schwarz,  NP, NCM,
NCG and Steven  Wolosky  are no longer  part of a group for  purposes of Section
13(d)(3)  and Rule  13d-5(b)(1)  of the  Securities  Exchange  Act of  1934,  as
amended,  with the  remaining  Reporting  Persons  with  respect to the  Issuer.
Accordingly,  Mark  Schwarz,  NP,  NCM,  NCG and  Steven  Wolosky  are no longer
Reporting Persons.  Warren Lichtenstein,  Glen Kassan, James Henderson and Steel
Partners II will  continue to jointly  file reports on Schedule 13D with respect to the Issuer.

            The principal  business  address of Steel Partners II, Partners LLC,
Warren G.  Lichtenstein,  James R. Henderson and Glen Kassan has been changed to
590 Madison Avenue, 32nd Floor, New York, New York 10022.

     Item 3 is hereby amended and restated as follows:

            (a) The  aggregate  purchase  price of the 836,450  Shares of Common
Stock owned by Steel Partners II is $6,191,731, including brokerage commissions.
The  Shares  of Common  Stock  owned by Steel  Partners  II were  acquired  with partnership  funds. The aggregate  purchase price of the 10,300 Shares of Common
Stock purchased by Mr.  Lichtenstein is approximately  $37,509 and came from his personal funds.

            (b) The  aggregate  purchase  price of the 217,350  Shares of Common
Stock owned by NP is $1,800,787,  including brokerage commissions. The Shares of
Common Stock owned by NP were acquired with partnership funds.

            (c) Messrs.  Schwarz,  Henderson  and Wolosky  each owns  options to purchase  26,123  Shares,  20,824  Shares  and  22,338  Shares of Common  Stock,
respectively,  all of which were issued to them in their capacities as directors of the Issuer.

     Items 5(a)-(b) are hereby amended and restated as follows:

            (a)-(b) The aggregate  percentage of Shares of Common Stock reported owned by each person named herein is based upon  5,888,441  Shares  outstanding, which is the total number of Shares of Common Stock  outstanding  as reported in the Issuer's  Quarterly  Report on Form 10-Q for the fiscal  quarter ended March
31, 2003.

            As of the close of  business  on August 5, 2003,  Steel  Partners II beneficially  owned 836,450 Shares of Common Stock,  constituting  approximately
14.2% of the Shares  outstanding.  Mr.  Lichtenstein  beneficially owned 846,750
Shares,  constituting  approximately  14.4%  of  the  Shares  outstanding.   Mr.
Lichtenstein  has sole voting and  dispositive  power with respect to the 10,300

--------------------                                       ---------------------
CUSIP No. 784413106                   13D                    Page 12 of 15 pages
--------------------                                       ---------------------

Shares owned by him and the 836,450  Shares owned by Steel Partners II by virtue of his authority to vote and dispose of such Shares.

            As of the close of business on August 5, 2003, NP beneficially owned
217,350 Shares of Common Stock,  constituting  approximately  3.7% of the Shares outstanding.  NCM, as the general  partner of NP, may be deemed to  beneficially own the 217,350 Shares of Common Stock  beneficially  owned by NP,  constituting approximately  3.7% of the Shares  outstanding.  NCG, as the general  partner of
NCM,  which  in turn is the  general  partner  of NP,  may  also  be  deemed  to beneficially  own the 217,350 Shares of Common Stock  beneficially  owned by NP,
constituting  approximately  3.7%  of  the  Shares  outstanding.   Mark  Schwarz
beneficially  owns 26,123  Shares of Common Stock  issuable upon the exercise of options and, as the managing member of NCG, the general partner of NCM, which in turn is the general  partner of NP, may also be deemed to  beneficially  own the
217,350 Shares of Common Stock  beneficially  owned by NP,  constituting  in the aggregate approximately 4.1% of the Shares outstanding.

            As of the  close of  business  on  August  5,  2003,  Mr.  Henderson beneficially  owned 20,824 Shares of Common Stock  issuable upon the exercise of options, constituting less than 1% of the Shares outstanding.

            As of  the  close  of  business  on  August  5,  2003,  Mr.  Wolosky beneficially  owned 22,338 Shares of Common Stock  issuable upon the exercise of options, constituting less than 1% of the Shares outstanding.

            Mr. Kassan  currently does not beneficially own any Shares of Common
Stock.

     Item 5(c) is hereby amended to add the following:

            Schedule A annexed  hereto  lists all  transactions  in the Issuer's securities during the past sixty days. All of such transactions were effected in the open market.

--------------------                                       ---------------------
CUSIP No. 784413106                   13D                    Page 13 of 15 pages
--------------------                                       ---------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  August 6, 2003                 STEEL PARTNERS II, L.P.

                                       By: Steel Partners, L.L.C.,
                                           General Partner

                                       By: /s/ Warren G. Lichtenstein
                                           ------------------------------
                                           Warren G. Lichtenstein,
                                           Chief Executive Officer

                                       /s/ Warren G. Lichtenstein
                                       ----------------------------------
                                       WARREN G. LICHTENSTEIN

                                       NEWCASTLE PARTNERS, L.P.

                                       By: Newcastle Capital Management, L.P.,
                                           general partner

                                       By: Newcastle Capital Group, L.L.C.,
                                           general partner

                                       By: /s/ Mark E. Schwarz
                                           ------------------------------
                                           Mark E. Schwarz
                                           Managing Member

                                       NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                       By: Newcastle Capital Group, L.L.C.,
                                           general partner

                                       By: /s/ Mark E. Schwarz
                                           ------------------------------
                                           Mark E. Schwarz
                                           Managing Member

--------------------                                       ---------------------
CUSIP No. 784413106                   13D                    Page 14 of 15 pages
--------------------                                       ---------------------

                                       NEWCASTLE CAPITAL GROUP, L.L.C.

                                       By: /s/ Mark E. Schwarz
                                           ------------------------------
                                           Mark E. Schwarz
                                           Managing Member

                                       /s/ Mark E. Schwarz
                                       ----------------------------------
                                       MARK E. SCHWARZ

                                       /s/ Glen Kassan
                                       ---------------------------------
                                       GLEN KASSAN

                                       /s/ James R. Henderson
                                       --------------------------------
                                       JAMES R. HENDERSON

                                       /s/ Steven Wolosky
                                       --------------------------------
                                       STEVEN WOLOSKY

--------------------                                       ---------------------
CUSIP No. 784413106                   13D                    Page 15 of 15 pages
--------------------                                       ---------------------

                                   SCHEDULE A

       Transactions in Securities of the Issuer During the Past Sixty Days
       -------------------------------------------------------------------

Shares of Common Stock                 Price Per                      Date of
       Purchased                       Share ($)                     Purchase
       ---------                       ---------                     --------

                             STEEL PARTNERS II, L.P.
                             -----------------------

        1,000                          6.1800                        7/02/03
        5,000                          6.1500                        7/18/03
        1,500                          6.1500                        7/24/03
       23,200                          6.1496                        7/28/03
        3,000                          6.0133                        7/29/03
        1,200                          6.0933                        7/30/03
       20,000                          6.2500                        8/05/03

                             WARREN G. LICHTENSTEIN
                             ----------------------
                                      None

                            NEWCASTLE PARTNERS, L.P.
                            ------------------------
                                      None

                       NEWCASTLE CAPITAL MANAGEMENT, L.P.
                       ----------------------------------
                                      None

                         NEWCASTLE CAPITAL GROUP, L.L.C.
                         -------------------------------
                                      None

                                 MARK E. SCHWARZ
                                 ---------------
                                      None

                                   GLEN KASSAN
                                   -----------
                                      None

                               JAMES R. HENDERSON
                               ------------------
                                      None

                                 STEVEN WOLOSKY
                                 --------------
                                      None